Pricing Term Sheet
Term sheet	Registration Statement No. 333-143867
To prospectus dated June 19, 2007 and	Filed Pursuant to Rule 433 of the Securities Act of 1933
preliminary prospectus supplement dated November 12, 2009

Free Writing Prospectus Dated November 12, 2009

$750,000,000
Quest Diagnostics Incorporated

$500,000,000 4.750% Senior Notes due 2020
$250,000,000 5.750% Senior Notes due 2040

4.750% Senior Notes due 2020

Issuer:	Quest Diagnostics Incorporated

Principal Amount:	$500,000,000

Maturity Date:	January 30, 2020

Trade Date:	November 12, 2009

Original Issue Date (Settlement):	November 17, 2009

Interest Accrual Date:	November 17, 2009

Issue Price (Price to Public):	98.491%

Yield:	4.938%

Interest Rate:	4.750% per annum

Interest Payment Period:	Semi-annual

Interest Payment Dates:	Each January 30 and July 30, commencing July 30, 2010

Treasury Benchmark:	3.625% due August 15, 2019

Spread to Benchmark:	T+150 bps

Benchmark Yield:	3.438%

Optional Make-Whole Redemption:	At any time and from time to time, the notes will be redeemable, as a whole or in part, at the option of Quest Diagnostics, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes, at a redemption price equal to the greater of:

• 100% of principal amount of the Notes to be redeemed, and

• the sum of the present values of the remaining scheduled payments discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the applicable treasury rate plus 25 basis points,

plus accrued interest to the date of redemption which has not been paid.

CUSIP:	74834L AP5

ISIN:	US74834LAP58

Joint Book-Running Managers:	Banc of America Securities LLC
Morgan Stanley & Co. Incorporated
RBS Securities Inc.
Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc.
Calyon Securities (USA), Inc.
J.P. Morgan Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322; Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649; RBS Securities Inc. toll free at 1-866-884-2071; and Wells Fargo Securities, LLC toll free at 1-800-326-5897.

5.750% Senior Notes due 2040

Issuer:	Quest Diagnostics Incorporated

Principal Amount:	$250,000,000

Maturity Date:	January 30, 2040

Trade Date:	November 12, 2009

Original Issue Date (Settlement):	November 17, 2009

Interest Accrual Date:	November 17, 2009

Issue Price (Price to Public):	97.228%

Yield:	5.947%

Interest Rate:	5.750% per annum

Interest Payment Period:	Semi-annual

Interest Payment Dates:	Each January 30 and July 30, commencing July 30, 2010

Treasury Benchmark:	4.250% due May 15, 2039

Spread to Benchmark:	T+155 bps

Benchmark Yield:	4.397%

Optional Make-Whole Redemption:	At any time and from time to time, the notes will be redeemable, as a whole or part, at the option of Quest Diagnostics, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes, at redemption price equal to the greater of:
• 100% of principal amount of the Notes to be redeemed, and
• the sum of the present values of the remaining scheduled payments discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the applicable treasury rate plus 25 basis points, plus accrued interest to the date of redemption which has not been paid.

CUSIP:	74834L AQ3

ISIN:	US74834LAQ32

Joint Book-Running Managers:	Banc of America Securities LLC
Morgan Stanley & Co. Incorporated
RBS Securities Inc.
Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc.
Calyon Securities (USA), Inc.
J.P. Morgan Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322; Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649; RBS Securities Inc. toll free at 1-866-884-2071; and Wells Fargo Securities, LLC toll free at 1-800-326-5897.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.